November 15, 2004

Mr. John Pyne
1854 Bell Drive
Erie, Colorado 80516
United States of America

Dear John:

RE: Offer of Employment

The following are the terms and conditions upon which Bulldog Technologies Inc. ("Bulldog") is prepared to employ you.

1. Work Duties

1.01 You will carry out the duties and responsibilities of the position of Senior Engineer as set out in the job description attached as Schedule "A".

2. Commencement Date of Employment

2.01 Your employment will commence November 15, 2004 or such other date as the parties hereto may mutually agree upon. Bulldog will employ you for a three (3) year period commencing on November 15, 2004 and ending on November 14, 2007. The employment period is subject to the termination provisions in Section 11 of this Agreement.

3. Salary and Benefits

3.01 Bulldog agrees to pay to you a base salary of US $140,000.00 per annum.

3.02 In addition to your base salary, Bulldog will pay to you a bonus upon your execution of this Agreement in the amount of US $25,000.00.

3.03 In addition to your base salary, Bulldog will pay to you an additional bonus at the end of Bulldog's fiscal year in the amount of 25% of the bonus pool of Bulldog, being 5% of the gross fees from consulting services rendered to third parties and collected by Bulldog in the preceding year.

4. Vacation

4.01 You will be entitled to paid vacation accruing at a rate of one (1) day per month. Actual vacation time off will be agreed upon between you and the Chief Executive Officer of Bulldog. In the event that you elect to carry forward unused vacation time, you may do so to a maximum of one year's unused vacation.

5. Health and Welfare Benefits

5.01 Bulldog will pay the premiums for existing dental, medical and other benefit plans as altered, amended, introduced or discontinued from time to time by Bulldog or its carriers. Policy documents govern benefit entitlement.

6. Expenses

6.01 In accordance with policies formulated by Bulldog from time to time, you will be reimbursed for all reasonable travelling and other expenses actually and properly incurred by you in connection with the performance of your duties and functions. For all such expenses, you will be required to keep proper accounts and to furnish statements and vouchers to Bulldog within 30 days after the expenses are incurred.

7. Stock Options

7.01 Bulldog shall provide to you stock options that will be subject to a separate stock option agreement. Subject to the terms of that stock option agreement, Bulldog shall grant to you stock options to acquire 300,000 shares of Bulldog, at an exercise price per share to be decided by the Board of Directors of Bulldog and which shall reflect the closing bid price of the common stock on the date such discretion is exercised. Such options shall vest at a rate of 8,333 shares per month until all shares are vested.

7.02 You agree and acknowledge that none of the stock options or the shares acquired on exercise of the options will be registered under the Securities Act of 1933 or under any state securities or "blue sky" laws of any state of the United States, and, unless so registered, may not be offered or sold in the United States or, directly or indirectly, to US Persons (as that term is defined in Regulation S under the Securities Act of 1933), except in accordance with the provisions of Regulation S, pursuant to an effective registration statement under the Securities Act of 1933, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and in each case only in accordance with applicable state and provincial securities laws.

8. Service to Bulldog Technologies Inc.

8.01 During the term of your employment by Bulldog you will well and faithfully serve Bulldog and promote its interests and devote the whole of your working time, attention and energy to the business and affairs of Bulldog.

8.02 During the term of your employment by Bulldog you will not carry on or engage in any other business or occupation or become a director, officer, employee, consultant or agent or hold any position or office with any other corporation, firm or person other than with Bulldog.

9. Confidentiality

9.01 All business and trade secrets and confidential information and knowledge which you may acquire during the continuance of your employment with Bulldog related to the business and affairs of Bulldog or to its systems, programs, ideas, marketing and promotional plans, sales forecasts, financial information, products or services (collectively the "Confidential Information"), will for all purposes and at all times, both during the continuance of your employment and at all times thereafter, be held by you in trust for the exclusive benefit of Bulldog. Neither during the term of your employment not at any time thereafter shall you disclose to any corporation, firm or person other than Bulldog, any of the Confidential Information, nor will you use for any purposes other than those expressly authorized by Bulldog, the Confidential Information. This paragraph does not apply to any information which would be found in the public domain.

9.02 Any information, technology, technical data or any other thing or documentation whatsoever which you, either by yourself or in conjunction with any third party, have conceived, made, developed, acquired or acquired knowledge of during your employment with Bulldog or which you, either by yourself or in conjunction with any third party, shall conceive, make, develop, acquire or acquire knowledge of (collectively, the "Developments") during the term of this Agreement or at any time thereafter during which you are employed by Bulldog that is related to the business of designing and supplying security systems for the cargo transit industry shall automatically form part of the Confidential Information and shall become and remain the sole and exclusive property of Bulldog. Accordingly, you do hereby irrevocably, exclusively and absolutely assign, transfer and convey to Bulldog in perpetuity all worldwide right, title and interest in and to any and all Developments and other rights of whatsoever nature and kind in or arising from or pertaining to all such Developments created or produced by you during the course of performing this Agreement, including, without limitation, the right to effect any registration in the world to protect the foregoing rights. Bulldog shall have the sole, absolute and unlimited right throughout the world, therefore, to protect the Developments by patent, copyright, industrial design, trademark or otherwise and to make, have made, use, reconstruct, repair, modify, reproduce, publish, distribute and sell the Developments, in whole or in part, or combine the Developments with any other matter, or not use the Developments at all, as Bulldog sees fit.

10. Non-Solicitation of Company Clients

10.01 While you are employed by Bulldog and for a period of twelve months immediately following the termination of your employment with Bulldog, you covenant and agree that you will not:

(a) directly or indirectly, contact or solicit any clients of Bulldog for the purpose of selling or supplying to such clients, any products or services which are competitive with the products or services developed, marketed, sold or licensed by Bulldog; or

(b) initiate contact with any employee of Bulldog for the purpose of offering him or her employment with any person other than Bulldog.

11. Termination

11.01 In the event of cause, Bulldog may terminate your employment at any time without notice. For the purposes of this Agreement, cause includes but is not limited to, your death or serious incapacity, or any reason deemed just cause pursuant to the common law of the Province of British Columbia.

11.02 In the absence of just cause, the following termination and resignation provisions apply to your agreement with Bulldog.

11.02.1 You may resign on giving to Bulldog one month's prior written notice of the effective date of your resignation.

11.02.2 On receipt of your one month's notice of resignation, Bulldog may elect to pay you one month's base salary in lieu of notice, in which case your employment will terminate immediately upon receipt of such payment.

11.02.3 In the event that your employment is terminated by Bulldog other than for cause, as defined in paragraph 11.01 of this Agreement, your employment may be terminated either upon written notice as hereinafter provided or by a payment in lieu of written notice.

11.02.4 In the event that your employment is terminated other than for cause, you shall be entitled to one month's notice of termination or at the option of Bulldog the payment of one month's base salary in lieu of notice.

11.02.5 Bulldog may provide one month's actual notice of termination, one month's base salary, or any combination of actual notice and base salary totalling the amount of notice or payment in lieu of notice to which you are entitled under this Agreement. In the event that Bulldog elects to pay base salary, either in lieu of or in addition to actual notice, it may make such payment in equal monthly amounts over such notice period.

11.02.6 The notice and severance benefits set out above are inclusive of and are not in addition to any notice or payment in lieu of notice to which you may be entitled by employment standards legislation. In no case shall you receive less notice or payment in lieu of notice than that to which you are entitled by such legislation.

11.02.7 It is agreed that in the event of the termination of your employment that neither you nor Bulldog shall be entitled to any notice or payment in excess of that specified above.

12. Law of the Contract

12.01 Any dispute relating to the terms of this Employment Agreement will be resolved pursuant to the laws of the Province of British Columbia.

13. Other Representations

13.01 You acknowledge that in accepting employment with Bulldog, you have relied solely upon the terms and conditions set out in this Agreement, and not upon any other representations which may have been made during the hiring process.

14. Modification

14.01 No modification or amendment of this Agreement shall be binding on you or Bulldog unless witnessed in writing and duly executed by you and Bulldog.

If you are prepared to accept employment with Bulldog on the foregoing terms, kindly confirm your acceptance and agreement by signing the enclosed duplicate copy of this letter where indicated and return one copy to us.

Yours truly,

/s/ John Cockburn

Bulldog Technologies Inc.
John Cockburn, President and CEO

The above terms are accepted this 15th day of November, 2004.

/s/ John Pyne_________
John Pyne